Exhibit 10.58

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

[***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

FOR

“PRIVATE LABELED” PRODUCTS

This Amended and Restated Distribution Agreement (this “Agreement”) is made and entered into on this 10th day of December, 2020 (“Effective Date”), by and between: NanoVibronix, Inc., having its principal place of business at 525 Executive Boulevard, Elmsford, NY 10523 (hereinafter, the “Supplier”); and Ultra Pain Products Inc., having its principal place of business at 745 Shotgun Road, Suite D, Sunrise, FL 33326 (hereinafter, the “Purchaser”) (the aforesaid herein referred to individually as a “Party” and together as the “Parties”).

RECITALS

WHEREAS, Supplier own certain intellectual property rights in connection with its proprietary PainShield® technology, and is engaged in the manufacture of certain PainShield® products incorporating said technology and relating to acoustic treatment of tissues for a variety of medical applications

WHEREAS, on June 19, 2020, the Parties entered into and executed that certain Distribution Agreement (hereinafter, the “Original Agreement”), effective as of said execution date, pursuant to which Supplier granted Purchaser certain exclusive rights to sell and distribute the Products in the Field within the Territory;

WHEREAS, Section 2.2 of that Original Agreement grants Purchaser certain rights to negotiate a separate contract with Supplier for “private labeled” Products;

WHEREAS, pursuant to that Section 2.2 of that Original Agreement, and subject to the terms and conditions set forth herein, Supplier and Purchaser desire to hereby enter into such a contract for the manufacture and supply of “private labeled” Products;

WHEREAS, subject to the terms and conditions of this Agreement, Supplier agrees to sell, and Purchaser agrees to purchase, the Private Labeled Products, and Purchaser shall have the exclusive right to purchase such Private Labeled Products from Supplier;

WHEREIN, in the interest of consistency in language and uniformity of the Parties’ conduct, the Parties desire that the Original Agreement be amended and restated in its entirety as set forth herein; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Original Agreement is hereby amended and restated in its entirety as follows:

1.	DEFINITIONS

1.1.	“Products” means Supplier’s proprietary PainShield® devices and any related accessories, components thereof, and attachments thereto, which utilize acoustic ultrasound for medical treatments, including pain relief and the inhibition of infections not relating to wound care, as more specifically identified in the attached Appendix A. Should Supplier release, during the Term of this Agreement, any new or updated versions of the subject PainShield® devices, related accessories, components thereof, or attachments thereto, including (but not limited to) Supplier’s recently released PainShield®PlusTM, such new or updated versions shall be included within the scope of Products as defined herein. For the avoidance of doubt, the Products shall not encompass Supplier’s certain other products relating to its other proprietary technologies, such as and specifically including Supplier’s WoundShield® and UroShield® devices and related technologies.

1.2.	“Private Labeled Products” means products that are substantially the same as Supplier’s Products that have been manufactured and “private labeled” for Purchaser in accordance with Purchaser’s approved Specifications, for resale by Purchaser under Purchaser’s label(s), brand(s), or trademark(s).

1.3.	“Specifications” as used herein refers to one or more of the overall aesthetic design, visual appearance and color, form, functional performance, compatibility and operational characteristics, raw materials, labeling, packaging, and instructions relating to manufacture or use of the Private Labeled Products, as well as compliance with applicable standards relating to the Private Labeled Products.

1.4.	“Territory” means the United States of America.

1.5.	“DME Distributor” as used herein means a domestic (U.S.) individual or entity licensed by a local, state, or regional organization to supply medical products classified as “Durable Medical Equipment (“DME”), Prosthetics, Orthotics and Supplies” (“DMEPOS”) to customers or end users within the Territory.

1.6.	“Protected Customers” means customers or end users to whom Purchaser or Purchaser’s DME Distributors sell the Private Labeled Products during the Term, as established from sales records provided to Supplier pursuant to Purchaser’s and Purchaser’s DME Suppliers’ reporting obligations under Section 3.10.

1.7.	“Field” as used in connection with the exclusive right granted to Purchaser hereunder means (a) Purchaser’s sales of the Private Labeled Products within the Territory to or through DME Distributors; and (b) Purchaser’s continued sales of the Private Labeled Products and Products to its Protected Customers. Specifically excluded from the Field are: (a) direct sales of Products that have not been privately labeled, except for direct sales of Products to Purchaser’s Protected Customers; (b) any sales of Products or Private Labeled Products to any Veteran’s Facilities; and (c) any sales of Products or Private Labeled Products made pursuant to a Federal Supply Schedule.

1.8.	“Registration” means all registrations, permissions, consents, approvals, or licenses (including, without limitation, those required to be made with or given by (as appropriate) any governmental department or any enforcement body constituted under the law of the Territory for licensing or other regulatory purposes relating to the Products) required to enable the Products to be lawfully marketed, distributed, and sold in the Territory.

1.9.	“Confidential Information” means information of a Party that is identified or reasonably understood as being confidential or constitutes proprietary or trade secret information, that is disclosed to the other Party or otherwise becomes known by the other Party during the Term or that was disclosed to the other Party or otherwise became known by the other Party between the effective date of the Original Agreement and the Effective Date hereof. Such Confidential Information may include, without limitation: business plans, customer lists, financial statements, flow charts, product plans, technical information, and/or relevant intellectual property know-how. Moreover, all contents, terms, and conditions of this Agreement, as well as any documents or verbally-shared information relating to this Agreement, constitute Confidential Information.

1.10.	“Control” as used in Section 7.2 herein, means the direct or indirect possession of power to direct or cause the direction of management or policies of a Party, whether through ownership, stock, or other securities, by contract, or otherwise. Ownership of more than fifty percent (50%) of the beneficial interest of a Party shall be conclusive evidence that Control of such Party exists.

2.	GRANT OF RIGHTS

2.1.	Pursuant to this Agreement, and in consideration of Purchaser paying Supplier, on even date herewith, an up-font sum of $30,000 (USD) (as the separate “licensing fee” referenced in Section 2.2 of Original Agreement), Supplier hereby grants to Purchaser, for the Term of this Agreement, the exclusive right to domestic (U.S. ) sales of the Private Labeled Products within the Field as defined in Section 1.7.

2.2.	In addition Purchaser’s aforementioned exclusive right to sell Private Labeled Products within the Field, Supplier further grants Purchaser the exclusive right to sell Products and the Private Labeled Products to its Protected Customers for a period of twelve (12) months following the date of Purchaser’s or a DME Supplier’s first sale to the Protected Customers, which shall be based on records submitted to Supplier in accordance with Purchaser’s and DME Distributors’ reporting obligations under Section 3.10. The Private Labeled Products manufactured for and supplied to Purchaser by Supplier pursuant to this Agreement shall conform to Purchaser’s approved Specifications. Supplier agrees that it shall not itself produce or manufacture, or authorize, request, or permit any third-party to produce or manufacture the Private Labeled Products.

2.3.	Supplier retains the exclusive right to modify: (a) the Products, and, by extension, the Private Labeled Products based upon such Products, including by deleting and/or adding certain Products, related accessories, components thereof, or attachments thereto; and (b) subject to Section 5.1 (guaranteeing prices through the end of 2021), the prices for any Private Labeled Products as currently listed in Appendix A.

2.3.1.	Modification of Products. Supplier’s right to modify Private Labeled Products under this Section is subject to such modification (i) being reasonable, (ii) not materially altering the Specifications for the Private Labeled Products, and (iii) Supplier providing Purchaser with written notice of the modification at least sixty (60) days prior to such modification becoming effective. Any modifications to Private Labeled Products departing from the original Specifications shall require the mutual written agreement of the Parties.

2.3.2.	Modification of Price. Supplier’s right to modify the pricing of the Private Labeled Products under this Section is subject to such modification (i) being reasonable, (ii) not increasing the current prices by more than [***]%, and (iii) Supplier providing Purchaser with written notice of the price modification at least sixty (60) days prior to such modification becoming effective.

2.4.	The rights granted under this Section 2 are contingent on and subject to Purchaser (a) paying the up-front sum of $30,000 (USD) pursuant to Section 2.1, and (b) having met its obligations under the Original Agreement through the end of the current fiscal year (2020), specifically the minimum order requirements and payments of all associated invoices pursuant to the terms of the Original Agreement. For clarification, the foregoing are prerequisites to this Agreement becoming effective.

3. GENERAL RIGHTS AND OBLIGATIONS

3.1.	Private Labeled Products. Purchaser hereby agrees to purchase Private Labeled Products exclusively and solely from Supplier, and Supplier hereby agrees to manufacture Private Labeled Products in accordance with Purchaser’s Specifications and to supply Purchaser with Private Labeled Products in quantities set forth in Accepted Purchase Orders.

3.2.	Minimum Order Requirement. In order to meet the quarterly and yearly minimum order requirements of this Agreement, Purchaser hereby agrees that it shall purchase the Private Labeled Products in at least the quantities specified in Tables 1-4 of Appendix C.

3.3.	Specifications for Private Labeled Products. In consideration Purchaser’s up-front payment of $30,000 concurrently made on the Effective Date of this Agreement, Supplier agrees to provide Purchaser with certain proposed Specifications for the Private Labeled Products no later than February 1, 2020. Subject to Purchaser’s final approval, the final Specifications for the Private Labeled Products shall be mutually agreed upon by the Parties. Specifications approved by Purchaser for the Private Labeled Products must be able to be manufactured in a manner that is reasonably similar to the Supplier’s current manufacturing process.

3.4.	Promotion of Private Labeled Products. It is the sole responsibility of Purchaser to, in a commercially reasonable manner: (i) market and promote the Private Labeled Products at relevant tradeshows, conferences, and other networking events; (ii) line up and interact with DME Distributors; (iii) educate DME Distributors and/or end users about the Private Labeled Products; and (iv) service reasonable requests from end users (including patients and physicians) relating to the Private Labeled Products. For purposes of promoting the Private Labeled Products, Purchaser and DME Distributors to whom Purchaser sells the Private Labeled Products shall have the right and a royalty-free license to use Supplier’s relevant trademarks for purposes of promoting, marketing or selling Private Labeled Products in the Territory.

3.5.	Purchaser Pricing of Labeled Products. Purchaser and any DME Distributors to whom Purchaser sells Private Labeled Products shall have the right to set resale prices, bill, and collect payments for its sales of Private Labeled Products, subject to the following:

3.5.1.	Information or documents relating to Purchaser’s and any DME Distributors’ pricing of the Private Labeled Product shall not be publicized, including (but not limited to) on any websites, in public forums, events, or discussions, on any social media platform, or in printed publications. Furthermore, Purchaser’s and any DME Distributor’s pricing of the Private Labeled Products shall not be disclosed to any third-party that has not specifically requested a price quote for the Private Labeled Products.

3.5.2.	Any non-public pricing set by Purchaser and any DME Distributor in connection with its resale of the Private Labeled Products to end users or consumers shall not be below the manufacturer’s list price. That is, the manufacturer’s list price is the minimum price at which Purchaser and any DME Distributor may sell the Private Labeled Products, and excludes any applicable sales tax, VAT, and freight charges.

3.5.3.	The manufacturer’s list price for the Products (not privately labeled) as of the Effective Date of this Agreement is $[***]. Any change in the manufacturer’s list price for the Products shall be communicated to Purchaser in writing.

3.6.	Limitations. Purchaser hereby acknowledges that the exclusive right granted under this Agreement is for the purchase of Private Labeled Products from Supplier, and the subsequent domestic sale of said Private Labeled Products to or through DME Distributors.

3.7.	Modifications and Branding. Purchaser acknowledges that in no event shall Purchaser or any DME Distributor alter, disassemble, reassemble, or modify in any way any Private Labeled Products purchased from Supplier. Purchaser further acknowledges that it shall not alter any of the Supplier’s trademarks appearing on the Private Labeled Products, packaging, or inserts.

3.8.	Warranties. Purchaser acknowledges that it shall sell the Private Labeled Products under Supplier’s Limited Warranty, included in Appendix B hereto. Purchaser agrees that it shall not make any representations or give any warranties concerning the Private Labeled Products or the capabilities of the Private Labeled Products which are false or misleading in any way or go beyond the warranties and representations made by Supplier in this Agreement.

3.9.	FDA Requirements. To ensure continued compliance with the U.S. Food and Drug Administration’s (“FDA”) requirements, Purchaser and any DME Distributors to whom Purchaser sells Private Labeled Products shall not, directly or indirectly, supply any Private Labeled Products comprising a PainShield® device to patients without first obtaining an order or prescription from a physician, if applicable FDA rules or regulations so require. Purchaser and any DME Distributors to whom Purchaser sells Private Labeled Products shall be responsible for maintaining records of all such physician prescriptions for orders of Private Labeled Products that include a PainShield® device.

3.10.	Reporting. To ensure compliance with FDA requirements as set forth in Section 3.9 above and also in the event of any Private Labeled Product becoming subject to a recall, Purchaser and any DME Distributors to whom Purchaser sells Private Labeled Products shall maintain, during the Term, a complete record of all sales and distributions of Private Labeled Products, including all invoices, including at least the following information: customer name, date of sale, shipment date, serial number(s) of Private Labeled Products, and any physician prescriptions for any orders of Private Labeled Products that include a PainShield® device pursuant to Section 3.9 above. The complete records maintained by Purchaser and DME Distributors shall be promptly supplied to Supplier on at least a bi-annual basis, subject to any applicable rules, regulations, or statutes regarding patient or consumer privacy and other applicable laws and regulations. Failure to comply with the reporting obligations under this Section shall void Supplier’s general warranty (provided in Appendix B) for any Private Labeled Products not reflected in Purchaser’s or DME Distributors’ records.

3.11.	Confidentiality. Each Party hereto agrees that, except as otherwise required by law, it shall keep confidential and not publicly disclose during the Term, and for a period of three (3) years thereafter, any Confidential Information as defined in Section 1.10 hereof, including the contents of this Agreement. Notwithstanding the foregoing, each Party’s confidentiality obligations with respect to Confidential Information that constitutes a trade secret under the laws of any jurisdiction within the Territory shall survive until such Confidential Information is no longer deemed to be a trade secret under such applicable law.

3.12.	DME Distributors. Purchaser shall be responsible for all DME Distributors to whom it sells Products or Private Labeled Products adhering to the terms set forth in Sections 3.5-3.11 above. The failure of Purchaser or any DME Distributor to whom it sells Products or Private Labeled Products to comply with the requirements of this section and as specifically set forth in Sections 3.5-3.11 above, and Purchaser’s or DME Distributor’s failure to remedy such noncompliance within ten (10) days after receiving written notice thereof, shall constitute a breach and result in Supplier having the unilateral right to terminate this Agreement. As acknowledgment of Supplier’s liability assumed hereunder, Supplier has executed a written acknowledgment of its obligations and the obligations assumed with respect to any DME Distributors to whom it sells Private Labeled Products in Appendix D hereto.

3.13.	No Assignment. Neither Party shall assign or delegate to a third-party any of its rights, interests, or obligations under this Agreement without prior written consent from the other Party. No assignment, delegation, or subcontract by either Party shall relieve such Party from its obligations and liabilities under this Agreement.

3.14.	Non-Compete. Purchaser hereby acknowledges that, during the Term and continuing for a period of six (6) months after expiration or termination of this Agreement, Purchaser shall not market, distribute, or sell in the Territory any medical or pain management devices that compete with Supplier’s Products.

4.	PURCHASE ORDERS

4.1.	Purchase Orders. Purchaser’s orders for Private Labeled Products shall be submitted to Supplier in a form mutually agreed upon by the Parties and consistent with the terms of this Agreement (“Purchase Order”). At a minimum, a Purchase Order for Purchaser’s requested Private Labeled Products must: (a) identify the specific Private Labeled Products being ordered (e.g., by model or product number(s)) and designated quantities thereof; and (b) allow for a lead time of at least thirty (30) business days commencing on the date of Supplier’s receipt of the Purchase Order.

4.2.	Acceptance of Purchase Orders. Upon written confirmation from Supplier specifying (a) the lead time needed for manufacture of Private Labeled Products listed in a Purchase Order, and (b) the Total Cost thereof, the subject Purchase Order shall be deemed “accepted” (“Accepted Purchase Order”). An Accepted Purchase Order cannot be canceled and the Total Cost specified in an Accepted Purchase Order is not refundable.

5.	PRICING AND PAYMENT TERMS

5.1.	Pricing. The prices at which Supplier will sell Private Labeled Products to Purchaser are set forth in Appendix A hereto. All prices or cost schedules included with this Agreement for Private Labeled Products constitute an introductory start-up price that is guaranteed by Supplier through the end of the 2021 calendar year. Thereafter, pursuant and subject to Section 2.2 of this Agreement and the limitations thereof, one or more of the Private Labeled Products and/or the prices of such Private Labeled Products are subject to modification by Supplier. For clarification, the prices of Private Labeled Products in this Section refer to the prices at which Supplier agrees to manufacture and sell Private Labeled Products to Supplier and Supplier agrees to purchase the Private Labeled Products from Supplier in quantities meeting the minimum order obligations of Section 2.2 and set forth in Appendix C.

5.2.	Taxes. Any prices listed herein for Private Labeled Products do not include applicable sales, use, value-added, excise or any other tax, duty, or charge that may now be or later become imposed by applicable federal, state, or other authority. Any such applicable taxes, duties, or other charges are the sole responsibility and shall be included in the Total Cost to be fully paid by Purchaser pursuant to, or in addition to (if charges incurred later) Supplier’s invoiced amounts for each Accepted Purchase Order.

5.3.	Invoicing. Supplier’s invoice for Private Labeled Products sold to Purchaser will be remitted to Purchaser on the date Supplier accepts a Purchase Order in the form of or as part of the Accepted Purchase Order. The invoiced amount of an Accepted Purchase Order (“Total Cost”) includes: (a) the cost of Private Labeled Products based on the type(s) and quantity(ies) of Private Labeled Product(s) specified in Purchaser’s Purchase Order based on the applicable pricing schedule; (b) any applicable sales, use, value added, excise or any other tax, duty, or charge that is in effect or will be imposed by any federal, state or other authority (see Section 5.2 above); (c) all applicable shipping and freight costs; and (d) 10% of any shipping insurance costs.

5.4.	Payments. Pursuant to Section 5.2 above, Purchaser shall be provided the Total Cost of each Purchase Order in the form of an Accepted Purchase Order. Upon issuance of an Accepted Purchase Order, the Total Cost provided therein shall be due and payable as specified below.

5.4.1.	Initial 50% of Total Cost Before Manufacture. At least half (50%) of the Total Cost set forth in an Accepted Purchase Order shall be paid by Purchaser within 2 business days following the issuance date of the Accepted Purchase Order. As this initial payment by Purchaser is a prerequisite to Supplier beginning manufacture of the Private Labeled Products specified in the Accepted Purchase Order, delayed payment by Purchaser is reasonably likely to delay and extend the estimated lead times for Supplier’s completion of the Purchase Order.

5.4.2.	Remaining 50% of Total Cost Before Final Delivery. The remaining 50% of the Total Cost shall be paid by Purchaser upon receipt of Supplier’s written notification confirming that the Private Labeled Products specified in the Accepted Purchase Order have been manufactured and are ready for Final Delivery. As Purchaser’s payment in full of the Total Cost is a prerequisite for the Final Delivery of the Private Labeled Products to Purchaser, delayed payment by Purchaser will delay Final Delivery of the Private Labeled Products to Purchaser by at least the same extent.

5.4.3.	Late Payments. Purchaser’s timely payments of invoices for accompanying Accepted Purchase Orders are essential for achieving the objectives of this Agreements. Any invoiced amount not timely paid in full within thirty (30) days shall incur an interest charge of 10%. For purposes of this Section, timeliness of Purchaser’s payment shall be calculated from: (a) the issuance date of the Accepted Purchase Order with respect to the payment due under Section 5.4.1, and (b) Supplier’s written notification of manufactured Private Labeled Products being ready for Final Shipment with respect to the payment due under Section 5.4.2.

6.	COMMERCIAL TERMS

6.1.	Shipping: Supplier shall serve as the fulfillment center for Purchaser’s orders of Private Labeled Products. All “final shipments” of Private Labeled Products to Purchaser will be from Tyler, Texas via United States Postal Service Priority Mail, UPS, and/or Fed Ex (as specified) (“Final Shipment”). Although costs of shipping Products to Purchaser are not reflected in Supplier’s pricing of the Private Labeled Products, Purchaser shall be solely responsible for all costs of the “final shipments” of Private Labeled Products, and also for 10% of any shipping insurance charges, as reflected in the Total Cost.

6.2.	Delivery. Private Labeled Products purchased from Supplier by Purchaser shall be delivered consistent with the terms of this Agreement and in accordance with Purchaser’s standard terms for Purchase Orders. Title and risk of loss for Private Labeled Products shall be deemed to pass to Purchaser upon Supplier’s tender of the Private Labeled Products for Final Shipment to the delivery location designated by Purchaser in the applicable Purchase Order (or to such other location as mutually agreed by the Parties) (“Delivery Location”). “Final Delivery” means that the relevant Private Labeled Products have been delivered to the Delivery Location and accepted by Purchaser (or the applicable DME Distributor if the Delivery Location is a location owned or controlled by a DME Distributor).

6.3.	Warranty & Returns. Pursuant to Supplier’s “General Warranty and Return Policy” included in Appendix B hereto, Private Labeled Products sold to Purchaser pursuant to this Agreement are warranted by Supplier for twelve (12) months following the date of Final Delivery and shall (a) conform to the applicable Specifications, (b) be fit for their intended purpose and operate as intended, (c) be merchantable, (d) and not infringe or misappropriate any third party’s patent or other intellectual property rights. Supplier’s warranty of the Private Labeled Products shall pass through and apply to end-users that purchase the Private Labeled Products from Purchaser or from a DME Distributor to whom Purchaser sold the Private Labeled Products. Supplier’s warranty does not apply to shields (patches). Although included in the Private Labeled Products of this Agreement, the shields are warranted only to be merchantable, suitable for their intended use, and shall not infringe or misappropriate any third party’s patent or other intellectual property rights, and such warranty ceases to apply following first use/application of said shield. Also specifically excluded by Supplier’s warranty are Private Labeled Products that have been subject to: (i) misuse or accident; (ii) attempted repair by a person that has not been specifically authorized by Supplier to perform said repair; or (iii) use in a manner that is not specifically authorized or approved in the User Manual for such Private Labeled Products.

6.4	Inspection and Rejection of Nonconforming Products. Purchaser (or the applicable DME Distributor if a shipment is sent directly to a DME Distributor) has the right to inspect the Private Labeled Products on or after the date of delivery. Purchaser (or the applicable DME Distributor), at its sole option, may inspect all or a sample of the Private Labeled Products in such shipment, and may reject all or any portion of such Private Labeled Products if it determines such Private Labeled Products are nonconforming (including by failure to adhere to the Specifications), damaged, or defective. If Purchaser (or a DME Distributor) rejects any portion of the Private Labeled Products, Purchaser (or the applicable DME Distributor) has the right, effective upon written notice to Supplier, to require replacement of such rejected Private Labeled Products from Supplier pursuant to Supplier’s General Warranty and Return Policy.

7.	TERM AND TERMINATION

7.1.	Term. Subject to the termination of this Agreement by a Party as set forth herein, the Term of this Agreement shall begin on the Effective Date and continue until the end of the 2023 calendar year (“Initial Term”). At the end of the Initial Term, and annually thereafter, the Agreement will automatically renew for an additional one (1) year term (“Renewal Term,” and, together with the Initial Term, the “Term”), or for one or more additional Renewal Term(s) as the case may be, provided that: (a) Purchaser has met the minimum purchase requirements as set forth herein; and (b) neither Party has provided written notice to the other Party of its desire to not renew the Agreement. Should a Party desire to not renew the Agreement for a Renewal Term, written notice of the same must be provided to the other Party at least thirty (30) days prior to the end of the Initial Term or any subsequent Renewal Term then in effect.

7.2.	Termination by Parties. Either Party may terminate this Agreement upon providing the other Party with written notice of its desire to terminate no less than ninety (90) days before the date of termination. A Party’s exercise of its rights to terminate under this Section shall not affect or eliminate its or the other Party’s obligations under this Agreement during the prerequisite notice period, i.e., before the date of the termination.

7.3.	Failure to Meet Minimum Order Requirements. Should Purchaser fail to meet (a) the minimum quarterly order requirements for any two (2) successive calendar quarters, or (b) the minimum yearly order requirement for any one (1) calendar year, Supplier shall have the right to unilaterally terminate this Agreement.

7.4.	Effect of Termination. Termination of this Agreement by either Party shall not affect Purchaser’s accrued obligations to pay for Private Labeled Products ordered by Purchaser pursuant to an Accepted Purchase Order as set forth herein.

8.	NOTICE

Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be in writing and shall be deemed to be sufficiently served for all purposes if delivered by registered or prepaid certified mail to the Parties’ designated addresses provided below, or upon a Party’s receipt if sent and delivered by electronic mail (email) or facsimile.

NanoVibronix, Inc. 525 Executive Boulevard Elmsford, NY 10523	Ultra Pain Products, Inc. 23-25 31st Street Astoria, NY 11105

9.	OTHER PROVISIONS

9.1.	Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute or suggest that either Party is an agent or representative of the other party, or that the Parties are partners. Accordingly, neither Party shall (i) be responsible for acts or omissions of the other Party, (ii) have authority to speak or act on behalf of or in a representative capacity for the other Party, or (iii) obligate the other Party in any way without prior written grant of such authority from the other Party.

9.2.	Representations and Warranties. Supplier represents and warrants that (a) all Private Labeled Products tendered under this Agreement shall be free and clear of any liens or encumbrances; (b) all Private Labeled Products shall be in conformity with the warranties set forth in Section 6.3; and (c) throughout the Term, Supplier shall remain in compliance with all applicable laws, regulations, and ordinances affecting the Private Labeled Products and this Agreement, including, without limitation, Supplier’s obligation to maintain in good standing any applicable licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement. Each Party further warrants that it has the authority to enter into this Agreement and perform its respective obligations hereunder, and that executing this Agreement will not cause it to violate the terms of any preexisting obligations or agreement. Further, each Party represents that it shall obtain and maintain, for the Term of this Agreement: (a) adequate and appropriate insurance coverage; and (b) all registrations with governmental agencies, commercial registries, or any other offices which may be required under local, state, or federal laws to perform its obligations under this Agreement.

9.3.	Limitations on Liability. With the exception of Supplier’s obligations to indemnify Purchaser pursuant to Section 9.4, in no event shall either Party be liable to the other Party for any incidental, consequential, indirect, special, or punitive damages arising out of or relating to this Agreement, regardless of whether such liability is based on breach of contract, tort (including negligence), strict liability, breach of warranties, failure of essential purpose, or otherwise, even if advised of the possibility of such damages. Notwithstanding the foregoing, and with the exception of (a) a breach of Confidentiality as set forth herein, or (b) infringement of Supplier’s intellectual property rights, each Party’s total liability to the other Party shall be limited to amounts paid or payable by Purchaser to Supplier during the twelve (12) month period preceding the interposition of a claim.

9.4	Indemnification. Supplier shall indemnify, defend, and hold harmless Purchaser and its shareholders, officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any claims, actions, judgments, or expenses associated therewith, including reasonable attorneys’ fees and costs, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to, arising out of, or resulting from:

(a)	any claim of a purchaser or end-user of a Product or Private Labeled Product that arises out of or relates to the Product or Private Labeled Product, provided that such claim is not attributable to negligence, willful misconduct, or breach of this Agreement by Purchaser or a DME Distributor to whom Purchaser has sold Private Labeled Products; or

(b)	Supplier’s negligence, willful misconduct, or breach of its representations or warranties under Section 9.2).

9.5.	Force Majeure. Neither Party shall bear responsibility of complete or partial non-performance of any of its obligations if the non-performance results from unforeseeable circumstances, such as natural calamities, fire, changes of export/import regulations or laws of any countries or territories with authority and jurisdiction, failure of transport, world or national pandemic, or any other circumstances beyond the Parties’ foreseeable control. Upon such occurrence, the time for fulfillment of the Parties’ respective obligations shall be extended for a period that is reasonable to accommodate the duration of the particular circumstances.

9.6.	Jurisdiction. This Agreement shall be governed in accordance with the laws and regulations of New York, without reference to any Conflict of Laws provisions thereof. Nothing in this Agreement is to prevent a Party from brining an action for equitable or injunctive relief in a court of competent jurisdiction to compel the other party to comply with its obligations under this Agreement.

10.	AGREEMENT CONSTRUCTION AND EFFECT

10.1.	Incorporation by Reference. The recitals set forth above are hereby incorporated by reference into this Agreement.

10.2.	Headings. The headings of this Agreement are for ease of reference only and are not intended to constitute a substantive part of this Agreement for purposes of construction.

10.3.	Amendments. No amendments, modification, termination or possible waiver of any provision of this Agreement shall be valid unless provided in writing and signed by both Parties hereto.

10.4.	Complete Agreement. This Agreement, including all exhibits and appendices hereto, embodies and constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, contracts, understandings, and communications – whether oral, written, express, or implied – between the Parties relating to such subject matter, including the Original agreement. For the avoidance of doubt, the Parties’ Original Agreement, amended and restated in its entirety herein, shall be deemed null, void, and of no further force or effect as of the Effective Date of this Agreement.

10.5	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.6	Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.7	Counterparts. This Agreement may be executed in counterparts (including electronically), each of which is deemed an original, but all of which together are deemed to be one and the same agreement.

[Remainder of Page Intentionally Blank]

**Signatures to Follow**

Intending to be bound, the Parties hereto have executed this Agreement as of the Effective Date.

SUPPLIER		PURCHASER

NanoVibronix, Inc.		Ultra Pain Products, Inc.
525 Executive Boulevard		745 Shotgun Road, Suite D
Elmsford, NY 10523		Sunrise, FL 33326

By:	/s/ Brian Murphy	By:	/s/ Ari Alayev
Name:	Brian Murphy	Name:	Ari Alayev
Title:	CEO	Title:	President
Date:	12/9/2020	Date:	__________

APPENDIX A

PRODUCTS AND PRICING SCHEDULE

PRODUCT NO.	DESCRIPTION	UNIT PRICE
10-100-0008	PainShield® Kit: PainShield® MD driver unit Transducer 30 small patches User Manual and Quick Start Charger unit	$[***]
10-100-0002	Monthly Small Patch Kit: 1 Transducer 30 Acrylic Patches	$[***]
10-100-0004	Monthly Small Patch Kit: 1 Transducer 30 Silicone Patches	$[***]

[TBD]	PainShield®PlusTM Kit: PainShield® MD driver unit 2 Transducers 60 small patches User Manual and Quick Start Charger unit	$[***]
[TBD]	Monthly Small Patch Kit: 2 Transducers 60 Acrylic Patches	$[***]
[TBD]	Monthly Small Patch Kit: 2 Transducers 60 Silicone Patches	$[***]

* Listed prices are in U.S. Dollars ($).

** Listed prices do not include applicable taxes, VAT, or freight charges.

*** Listed prices are guaranteed through end of fiscal year 2021.

APPENDIX B

General Warranty and Return Policy

PainShield® and PainShield®PlusTM

NanoVibronix warrants that the PainShield® MD driver shall be defect-free for a period of one year from the product date of shipment.

The liability of NanoVibronix under this warranty is limited to the repair or replacement (at NanoVibronix’s choice) of any allegedly defective part or parts under warranty by NanoVibronix at its expense. The defective driver shall be returned to NanoVibronix accompanied by a notice that describes the nature of the problem.

This warranty shall not apply to a product which has been subject to misuse, unauthorized use, negligence, accident, (including but not limited to fire, water, explosion, smoke, or vandalism) or which has not been operated in compliance with NanoVibronix instructions of use.

Without derogating from the above, this warranty is void, if at any time anyone other than NanoVibronix authorized personnel removes the product casing and/or attempts to make any internal changes, removals, attachments or additions to the product or its components.

Sheaths/patches used with the PainShield® MD driver are not covered by this warranty, as they are warranted as suitable for intended use. No warranty of use applies to sheaths/patches upon first application.

APPENDIX C

Table 1

Effective Date of Agreement → End of Fiscal Year 2021
DESCRIPTION	Q1	Q1	Q1	Q1	TOTAL
Private Labeled Product* Kit	1,250	1,250	1,250	1,250	5,000

Table 2

Fiscal Year 2022
DESCRIPTION	Q1	Q2	Q3	Q4	TOTAL
Private Labeled Product* Kit	2,500	2,500	2,500	2,500	10,000

Table 3

Fiscal Year 2023
DESCRIPTION	Q1	Q2	Q3	Q4	TOTAL
Private Labeled Product* Kit	2,500	2,500	3,000	3,000	11,000

Table 4

Renewal Term(s)
DESCRIPTION	Q1	Q2	Q3	Q4	TOTAL
Private Labeled Product* Kit	3,000	3,000	3,000	3,000	12,000

* Private Labeled Product denotes one or more Products as identified in Appendix A.

Purchaser’s yearly and quarterly minimum order quotas (Tables 1-4) may be satisfied by units of the PainShield® Kit, PainShield®PlusTM Kit, or any combinations thereof.

Pricing of Purchaser’s orders will be determined based on the Product (i.e., PainShield® or PainShield®PlusTM and the units thereof, or of each if a combination is desired.

APPENDIX D

Pursuant to the appended Agreement entered into by the Parties on this ___ day of December, 2020, and as specifically provided in Section 3.12 thereof, Purchaser hereby acknowledges its obligations and assumed liability for any DME Distributors to whom it sells Products or Private Labeled Products adhering to and complying with:

(a)	limitations on pricing of Private Labeled Products, and specifically on publicized pricing of any kind, as set forth in Section 3.5 of the Agreement;

(b)	all sales of Private Labeled Products being limited to the Territory, as set forth in Section 3.6 of the Agreement;

(c)	the prohibitions against any modifications of the Private Labeled Products, as set forth in Section 3.7 of the Agreement;

(d)	Supplier’s limited warranty with respect to any Private Labeled Products, as set forth in Section 3.8 of the Agreement;

(e)	Any applicable FDA requirements for obtaining physician prescriptions as a prerequisite to selling Private Labeled Products, including Supplier’s PainShield® device, to customers and maintaining records thereof, as set forth in Section 3.9 of the Agreement;

(f)	the reporting obligations set forth in Section 3.10 of the Agreement, and supplying complete reports to Supplier on at least bi-annual basis; and

(g)	the duty of confidentiality set forth in Section 3.11 of the Agreement.

Executed on even date herewith by and on behalf of:

Purchaser	Ultra Pain Products, Inc.
745 Shotgun Road, Suite D
Sunrise, FL 33326

By:
	Name:	Ari Alayev
	Title:	President

Page 17 of 17